UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
CHEGG, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 26, 2019

To Our Stockholders,

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Chegg, Inc. The meeting will be held at 3990 Freedom Circle, Santa Clara, California on Wednesday, June 5, 2019 at 10:30 a.m. (Pacific Time).

We have elected to deliver our proxy materials to our stockholders over the Internet in accordance with Securities and Exchange Commission rules. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. On April 26, 2019, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders, which contains instructions on how to access our proxy materials for our 2019 Annual Meeting of Stockholders, including our proxy statement and annual report to stockholders. The Notice also provides instructions on how to vote by telephone or via the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the accompanying notice of annual meeting of the stockholders and proxy statement.

Please use this opportunity to take part in our company’s affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

Sincerely,

Dan Rosensweig President and Chief Executive Officer

CHEGG, INC.
3990 Freedom Circle
Santa Clara, CA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of Chegg, Inc. will be held on Wednesday, June 5, 2019, at 10:30 a.m. (Pacific Time) at our offices located at 3990 Freedom Circle, Santa Clara, California.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1. To elect the Class III director of Chegg, Inc., to serve until the third annual meeting of stockholders following this meeting and until his successor has been elected and qualified or until his earlier resignation or removal.

2. Vote, on a non-binding advisory basis, on the compensation paid by us to our named executive officers for the year ended December 31, 2018.

3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock at the close of business on April 8, 2019 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. For 10 days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available during ordinary business hours at our headquarters for examination by any stockholder for any purpose relating to the meeting.

Your vote is very important. Each share of our common stock that you own represents one vote. For questions regarding your stock ownership, if you are a registered holder, you can contact our transfer agent, American Stock Transfer & Trust Company, through their website at www.astfinancial.com or by phone at (800) 937-5449.

By Order of the Board of Directors,

Dave Borders Jr. General Counsel and Secretary

Santa Clara, California
April 26, 2019
Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote by telephone or via the Internet or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” beginning on page 5 of the proxy statement and the instructions on the Notice of Internet Availability of Proxy Materials that was mailed to you.

CHEGG, INC.
PROXY STATEMENT FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

CHEGG, INC.
3990 Freedom Circle
Santa Clara, CA 95054

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

April 26, 2019

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of the board of directors of Chegg, Inc. (“Chegg,” “we,” or “our”) for use at Chegg’s 2019 Annual Meeting of Stockholders (the “meeting”) to be held at 3990 Freedom Circle, Santa Clara, California on June 5, 2019, at 10:30 a.m. (Pacific Time), and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On April 26, 2019, we sent a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders, which contains instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote by telephone or via the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. As of April 26, 2019, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are our officers, have the authority in their discretion to vote the shares of our common stock represented by the proxy. Following the meeting, management will respond to questions from stockholders.

Record Date

Only holders of record of our common stock at the close of business on April 8, 2019, the record date, will be entitled to vote at the meeting. At the close of business on April 8, 2019, we had 118,285,699 shares of our common stock outstanding and entitled to vote.

Quorum

The holders of a majority of the voting power of the shares of our common stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

Voting Rights

Each holder of shares of our common stock is entitled to one vote for each share of our common stock held as of the close of business on April 8, 2019, the record date. You may vote all shares owned by you as April 8, 2019, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee (collectively referred to in this proxy statement as your “broker”).

Stockholder of Record: Shares Registered in Your Name. If, on April 8, 2019, your shares of our common stock were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by telephone, via the Internet, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker. If, on April 8, 2019, your shares of our common stock were held in an account with a broker, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares of our common stock held in your account. However, the broker that holds your shares of our common stock is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the broker that holds your shares giving you the right to vote the shares at the meeting.

Required Vote

Proposal No. 1. The director nominated in Proposal No. 1 will be elected by a plurality of the votes cast, which means that the individual nominated for election to the board of directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” the nominee or “WITHHOLD” your vote with respect to the nominee.

Proposal No. 2. The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to approve, on an advisory and non-binding basis, the compensation awarded to our named executive officers for the year ended December 31, 2018. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Although this say-on-pay vote is advisory and, therefore, will not be binding on us, our compensation committee and our board of directors value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns and the compensation committee will evaluate what actions may be necessary or appropriate to address those concerns.

Proposal No. 3. Approval of Proposal No. 3 will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes cast “AGAINST” the proposal. Abstentions (shares of our common stock present at the meeting and voted “ABSTAIN”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon.

“Broker non-votes” occur when shares of our common stock held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares of our common stock will not be authorized to vote on the election of the director. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The board of directors recommends that you vote:
•Proposal No. 1 - FOR the Class III director named in this proxy statement.
•Proposal No. 2 - FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.
Proposal No. 3 - FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person – we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote via telephone or Internet – in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•	vote by mail – if you request or receive a paper proxy card and voting instructions by mail, simply complete,

sign and date the enclosed proxy card and return it before the meeting in the envelope provided.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on June 4, 2019. Submitting your proxy (whether by telephone, via the Internet or by mail if you request or received a paper proxy card) will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. For Proposal No. 1, you may either vote “FOR” the nominee to the board of directors, or you may “WITHHOLD” your vote from the nominee. For Proposal No. 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal No. 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares of our common stock should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or via the Internet. If you do not vote and you hold your shares of our common stock in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes”(as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares of our common stock that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares of our common stock are registered in more than one name or are registered in different accounts. To make certain all of your shares of our common stock are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or via the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by Chegg. Following the original mailing of the soliciting materials, Chegg and its agents may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. Following the original mailing of the soliciting materials, Chegg will request brokers to forward copies of the soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, Chegg, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote via the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Chegg (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or via the Internet; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares of our common stock are held of record by a broker and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless revoked in person at the meeting.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting via the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on our website at investor.chegg.com. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Chegg is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth our expectations for directors, director independence standards, board committee structure and functions, and other policies regarding our corporate governance. Our Corporate Governance Guidelines are available without charge on the Investor Relations section of our website, which is located at http://investor.chegg.com, under “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our nominating and corporate governance committee, and any warranted changes are recommended to our board of directors.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairperson, or co-chairperson, in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to our board of directors with respect thereto as the nominating and corporate governance committee deems appropriate. Our board of directors does not have a policy on whether the role of the chairperson, or of the co-chairperson, and chief executive officer should be separate and believes that it should maintain flexibility in determining a board leadership structure appropriate for us from time to time.

Our board of directors believes that we and our stockholders currently are best served by having Dan Rosensweig, our chief executive officer, serve as a co-chairperson of our board of directors, considering his experience, expertise, knowledge of our business and operations and strategic vision. As co-chairperson of our board of directors, Mr. Rosensweig presides over meetings of the board of directors along with the other co-chairperson, and holds such other powers and carries out such other duties as are customarily carried out by the co-chairpersons of the board of directors. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors and sound corporate governance policies and practices.

Our Board of Directors’ Role in Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas which are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the board of directors and to our personnel that are responsible for risk assessment and information management about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks.

Each committee of the board of directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. The nominating and corporate governance committee reviews our major legal compliance risk exposures and monitors the steps management has to mitigate these exposures, including our legal risk assessment and legal risk management policies and guidelines.

The compensation committee reviews our major compensation-related risk exposures, including consideration of whether compensation rewards and incentives encourage undue or inappropriate risk taking by our personnel, and the steps management has taken to monitor or mitigate such exposures.

Independence of Directors

The rules, regulations and listing standards of the New York Stock Exchange (the “NYSE”) generally require that a majority of the members of our board of directors be independent. In addition, the NYSE rules, regulations and listing standards generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent.

Our board of directors determines the independence of our directors by applying the independence principles and standards established by the NYSE. These provide that a director is independent only if the board of directors affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, our board of directors annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our board of directors has determined that none of the members of our board of directors, other than Mr. Rosensweig, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the members of our board of directors, other than Mr. Rosensweig, is “independent” as that term is defined under the rules, regulations and listing standards of the NYSE.

All members of our audit committee, compensation committee, and nominating and corporate governance committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the audit committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Chegg or any of its subsidiaries other than their directors’ compensation (including in connection with such member’s service as a partner, member of principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Chegg or any of its subsidiaries). Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee satisfy the relevant SEC additional independence requirements for the members of such committee.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Each committee is governed by a charter. The charters for each committee can be obtained, without charge, on the investor relations section of our website, http://investor.chegg.com, under “Corporate Governance.” Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Reneé Budig, who has served as the chair of the audit committee since her appointment to our board of directors in November 2015, Richard Sarnoff and Ted Schlein. Mr. Schlein was appointed to the audit committee in December 2018 concurrently with the acceptance of the resignation of John York from the audit committee. The composition of our audit committee meets the requirements for independence under the rules, regulations and listing standards of the NYSE and the rules and regulations of the SEC. Each member of our audit committee is financially literate as required by the rules, regulations and listing standards of the NYSE. In addition, our board of directors has determined that Ms. Budig is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act of 1933, as amended.

Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	reviews the continuing independence and performance of and oversees our company’s relationship with the independent registered public accounting firm;

•	discusses the scope, audit planning, and staffing of the independent registered public accounting firm;

•
discusses the results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or auditing matters;

•	considers and reviews the adequacy of our internal accounting controls and audit procedures;

•	oversees the activities of the internal audit function within the company; and

•	approves or, as required, pre-approves all audit and non-audit services not prohibited by law to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is comprised of John York, who is the chair of the compensation committee, and Marne Levine. Mr. York was appointed to the compensation committee in December 2018 concurrently with the resignation of Mr. Schlein from the compensation committee. Jeffrey Housenbold resigned from the board of directors and the compensation committee effective April 11, 2019. The composition of our compensation committee meets the requirements for independence under the rules, regulations and listing standards of the NYSE and the rules and regulations of the SEC. Each member of our compensation committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to the compensation of our executive officers and directors. Our compensation committee, among other things:

•	reviews and determines the compensation of our executive officers and recommends to our board of directors the compensation for our directors;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation equity-based grants and equity plans; and

•	establishes and reviews our company’s overall compensation strategy.

At least annually, our compensation committee reviews and approves our executive compensation strategy and principles to assure that they promote stockholder interests and supports our strategic and tactical objectives, and that they provide for appropriate rewards and incentives for our executives. Our compensation committee also reviews and makes recommendations to our board of directors regarding the compensation of our non-employee directors and executive officers. The compensation committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. In determining the compensation of each of our executive officers, other than our chief executive officer, our compensation committee considers the recommendations of our chief executive officer and our human resources department. In the case of the chief executive officer, our compensation committee evaluates his performance and independently determines whether to make any adjustments to his compensation.

Our compensation committee retained an independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to assist in structuring our executive officer compensation and non-employee director compensation for 2018. FW Cook provided our compensation committee with market data and analyses from a peer group of similarly-sized technology companies with similar business and financial characteristics. Other than the services described above, FW Cook has not provided our company or our compensation committee with any other services. No work performed by FW Cook during 2018 raised a conflict of interest.

The compensation committee has delegated in accordance with applicable law, rules and regulations, and our certificate of incorporation and bylaws, authority to an equity awards committee comprised of certain of our executive officers, including our chief executive officer, who is also a member of the board of directors, the authority to make certain types of equity award grants under the Chegg, Inc. 2013 Equity Incentive Plan to any employee who is not an executive officer or director subject to the terms of such plan and equity award guidelines approved by our compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Ms. Levine, who is the chair of the nominating and corporate governance committee, and Messrs. Schlein and York. The composition of our nominating and corporate governance committee meets the requirements for independence under the rules, regulations and listing standards of the NYSE. Our nominating and corporate governance committee, among other things:

•	identifies, recruits, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for qualified directors;

•	annually evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to the board of directors regarding the composition and leadership structure of the board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our board of directors concerning corporate governance matters.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during 2018 were Ms. Levine and Messrs. Housenbold, Schlein and York. Mr. Schlein resigned in December 2018 and Mr. York was appointed to the compensation committee concurrently with Mr. Schlein's resignation. Mr. Housenbold resigned from the board of directors and the compensation committee effective April 11, 2019. None of the members of our compensation committee in 2018 was at any time during the last fiscal year or at any other time an officer or employee of Chegg or any of its subsidiaries, and none had or has any relationships with Chegg that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2018.

Board and Committee Meetings and Attendance

Our board of directors is responsible for the management and direction of Chegg and for establishing broad corporate policies. The board of directors meets periodically during our fiscal year to review significant developments affecting us and to act on matters requiring the board of directors’ approval. The board of directors held four meetings during 2018 and acted nine times by unanimous written consent; the audit committee held six meetings, and acted two times by unanimous written consent, the compensation committee held three meetings, and acted three times by unanimous written consent; and the nominating and corporate governance committee held three meetings, and acted three times by unanimous written consent. During 2018, each member of the board of directors participated in at least 75% of the aggregate of all meetings of the board of directors and of all meetings of committees on which such member served, that were held during the period in which such director served.

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. All of our then-serving directors, other than Messrs. Housenbold, Schlein and York, attended our last annual meeting of our stockholders held on June 7, 2018.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Mr. Sarnoff, co-chairperson of the board of directors, is the presiding director at these meetings.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our co-chairpersons or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board of directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.

The address for these communications is:
Corporate Secretary
Chegg, Inc.
3990 Freedom Circle
Santa Clara, California 95054

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that apply to all of our board members, officers and employees. Our Code of Business Conduct and Ethics is posted on the investor relations section of our website located at http://investor.chegg.com, under “Corporate Governance.” To satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendments or waivers of our Code of Business Conduct and Ethics pertaining to a member of our board of directors or one of our executive officers will be disclosed on our website at the above-referenced address.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of our nominating and corporate governance committee in accordance with such committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines and criteria adopted by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at the Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership to our board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and the listing rules of the NYSE and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the board committees. In addition, neither our board of directors nor our nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering candidates for nomination, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. The brief biographical description of the nominee set forth in Proposal No. 1 below includes the primary individual experience, qualifications, attributes and skills of the director nominee that led to the conclusion that the director nominee should serve as a member of our board of directors at this time.

Board Evaluations

Each year, our directors complete an assessment of board of directors and committee performance through board evaluations facilitated by our outside counsel. The assessment includes an evaluation of board and committee meeting content, structure, processes, practices, and performance. To protect the anonymity and the integrity of the board and committee evaluation process, our outside counsel compiles the responses to these evaluations into a report and recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee and the full board of directors then discusses the results of evaluations and determines if any follow-up actions are appropriate. If follow-up action is needed, the board of directors and any applicable committee develops a plan to address matters raised in the report, as appropriate.

PROPOSAL NO. 1 - ELECTION OF DIRECTOR

Our board of directors currently consists of six directors and is divided into three classes, with each class serving for three years and with the terms of office of the respective classes expiring in successive years. The director in Class III will stand for election at this meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders to be held in 2020 and 2021, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that the Class III nominee named below be elected as a Class III director for a three-year term expiring at the annual meeting of stockholders to be held in 2022 and until such director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal.

Shares of our common stock represented by proxies will be voted “FOR” the election of the nominee named below, unless the proxy is marked to withhold authority to so vote. If the nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than one director. Stockholders may not cumulate votes in the election of directors.

Nominee to the Board of Directors

The nominee, and his age, occupation and length of service on our board of directors are provided in the table below. Additional biographical descriptions of the nominee is set forth in the text below the table. This description includes the primary individual experience, qualifications, qualities and skills of the nominee that led to the conclusion that the nominee should serve as a member of our board of directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
John York(1)	38	Chief Executive Officer of the San Francisco 49ers	June 2013

(1)
Member of the compensation committee and nominating and corporate governance committee. Mr. York's resignation from the audit committee was accepted in December 2018 and Mr. York was concurrently appointed as chair of the compensation committee.

John York has served on our board of directors since June 2013. Since February 2012, Mr. York has served as the Chief Executive Officer of the San Francisco 49ers, a professional football team in the National Football League, where he previously served as Team President from 2008 to February 2012 and as Vice President of Strategic Planning from 2005 to 2008. Prior to those roles, Mr. York served as a financial analyst at Guggenheim Partners. Mr. York holds a B.A. in Finance from the University of Notre Dame. We believe that Mr. York is qualified to serve on our board of directors due to his extensive leadership experience and strong corporate development background.

Continuing Directors

The directors who are serving for terms that end in 2020 and 2021, and their ages, occupations and length of service on our board of directors are provided in the table below. Additional biographical descriptions of each continuing director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each continuing director that led to the conclusion that each director should continue to serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors - Terms Expiring 2020:
Reneé Budig(1)	58	Executive Vice President and Chief Financial Officer, CBS Interactive (a division of CBS Corporation)	November 2015
Dan Rosensweig(2)	57	President, Chief Executive Officer and Co-Chairperson	March 2010
Ted Schlein(1)(3)(4)	55	General Partner of Kleiner Perkins	December 2008

Class II Directors - Terms Expiring 2021:
Marne Levine(3)(5)	48	Vice President, Global Partnerships and Business Development of Facebook, Inc.	May 2013
Richard Sarnoff(1)(2)	60	Chairman of Media, Entertainment, and Education Investing of Kohlberg Kravis Roberts & Co., and Co-Chairperson	August 2012

(1)	Member of the audit committee.
(2)	Co-chairperson of our board of directors.
(3)	Member of the nominating and corporate governance committee.
(4)	Mr. Schlein's resignation from the compensation committee was accepted in December 2018 and Mr. Schlein was concurrently appointed to the audit committee.
(5)	Member of the compensation committee.

Reneé Budig has served on our board of directors since November 2015. Since September 2012, Ms. Budig has served as the Executive Vice President and Chief Financial Officer of CBS Interactive, an online content network for information and entertainment and a division of CBS Corporation. From 2010 to September 2012, Ms. Budig served as Chief Financial Officer of Hightail, Inc. (formerly branded YouSendIt and acquired by OpenText), a cloud service that allowed users to send, receive, digitally sign and synchronize files. From 2006 to 2010, Ms. Budig was the Vice President of Finance at Netflix, Inc., a multinational provider of on-demand Internet streaming media. From 2002 to 2005, Ms. Budig was the Vice President of Finance for Veritas Software, an Internet software company. Ms. Budig holds a B.S. in Business Administration from the University of California, Berkeley. We believe that Ms. Budig should continue to serve on our board of directors due to her extensive background in consumer technology companies and her financial expertise through her service as a chief financial officer.

Dan Rosensweig has served as our President and Chief Executive Officer since February 2010 and as the chairperson of our board of directors from March 2010 to July 2018, and as co-chairperson of our board of directors since July 2018. From 2009 to 2010, Mr. Rosensweig served as President and Chief Executive Officer of RedOctane, a business unit of Activision Publishing, Inc. and developer, publisher and distributor of Guitar Hero. From 2007 to 2009, Mr. Rosensweig was an Operating Principal at the Quadrangle Group, a private investment firm. From 2002 to 2007, Mr. Rosensweig served as Chief Operating Officer of Yahoo! Inc., an Internet content and service provider. Prior to serving at Yahoo!, Mr. Rosensweig served as the President of CNET Networks and prior to that as Chief Executive Officer and President of ZDNet, until it was acquired by CNET Networks. Mr. Rosensweig also currently serves on the board of directors of Adobe Systems Incorporated. Mr. Rosensweig holds a B.A. in Political Science from Hobart and William Smith Colleges. We believe that Mr. Rosensweig should continue to serve on our board of directors due to the perspective and experience he brings as our chief executive officer and his extensive experience with high-growth consumer Internet and media companies.

Ted Schlein has served on our board of directors since December 2008. Mr. Schlein has served as a General Partner of Kleiner Perkins, a venture capital firm, since November 1996. From 1986 to 1996, Mr. Schlein served in various executive positions at Symantec Corporation, a provider of Internet security technology and business management technology solutions, including as Vice President of Enterprise Products. Mr. Schlein currently serves on the boards of directors of a number of privately held companies. Mr. Schlein holds a B.A. in Economics from the University of Pennsylvania. We believe that Mr. Schlein should continue to serve on our board of directors due to his extensive experience working with early-stage technology companies in the infrastructure markets, including ventures within the network arena.

Marne Levine has served on our board of directors since May 2013. Since February 2019, Ms. Levine has served as the Vice President of Global Partnerships and Business Development at Facebook, Inc., a social media company. From January 2015 to February 2019, Ms. Levine served as Chief Operating Officer of Instagram, a social media company and wholly owned subsidiary of Facebook, Inc. From 2010 to January 2015, Ms. Levine served as Vice President of Global Public Policy for Facebook, Inc. From 2009 to 2010, Ms. Levine served as Chief of Staff of the National Economic Council at the White House and Special Assistant to the President for Economic Policy. Ms. Levine holds a B.A. in Political Science and Communications from Miami University and an M.B.A. from Harvard Business School. We believe that Ms. Levine should continue to serve on our board of directors due to her extensive experience in the policy, communications and technology fields.

Richard Sarnoff has served on our board of directors since August 2012 and as a co-chairperson of our board of directors since July 2018. Since July 2014, Mr. Sarnoff has served as the Managing Director and Head of the Media & Communications industry team for the Private Equity platform of Kohlberg, Kravis Roberts & Co., a private equity firm, and since January 2018 has served as Chairman of that team. From 2011 to 2014, Mr. Sarnoff was a Senior Adviser to Kohlberg Kravis Roberts & Company. Prior to that role, Mr. Sarnoff was employed by Bertelsmann, a diversified media and services company, where he served as the Co-Chairman of Bertelsmann, Inc., from 2008 to 2011, the President of Bertelsmann Digital Media Investments from 2006 to 2011, and the Executive Vice President and Chief Financial Officer of Random House, a subsidiary of Bertelsmann from 1998 to 2006. Mr. Sarnoff also served as a member of the supervisory board of Bertelsmann from 2002 to 2008 and served as a member of the boards of directors of The Princeton Review from 2000 to 2009, of Audible from 2001 to 2008 and of Amdocs from 2009 to 2011. Mr. Sarnoff currently serves on the board of directors of several privately held companies. Mr. Sarnoff holds a B.A. in Art and Archeology from Princeton University and an M.B.A. from Harvard Business School. We believe that Mr. Sarnoff should continue to serve on our board of directors due to his extensive experience serving in senior leadership roles, including chief financial officer, and on the boards of directors of media and digital technology companies.

There are no familial relationships among our directors and officers.

Director Compensation

We compensate our non-employee directors with a combination of cash and equity. The form and amount of compensation paid to our non-employee directors for serving on our board of directors and its committees is designed to be competitive in light of industry practices and the obligations imposed by such service. In order to align the long-term interests of our directors with those of our stockholders, a portion of the director compensation is provided in equity-based compensation. The value of the annualized compensation of our non-employee directors is targeted to be at approximately at 50% and 75% of a peer group of similarly-sized technology companies with similar business and financial characteristics for cash and equity, respectively. The director compensation practices of this peer group of companies was the benchmark used when considering the competitiveness of our non-employee director compensation in 2018. Our compensation committee’s independent compensation consultant, FW Cook, collected and developed the competitive data and analyses for benchmarking independent director compensation.

Annual Fees. Our non-employee directors were compensated in 2018 as follows:

•	an annual cash retainer for serving on our board of directors of $40,000;

•
an annual cash retainer for serving in a non-chair position on the audit committee of $10,000, on the compensation committee of $10,000 and on the nominating and corporate governance committee of $5,000; and

•
an annual cash retainer for serving as the chair of the audit committee of $20,000, for serving as the chair of the compensation committee of $20,000 and for serving as the chair of the nominating and corporate governance committee of $10,000.

We pay the annual retainer fee and any additional fees to each director in arrears in equal quarterly installments.

Equity Awards. Our non-employee director equity compensation policy provides that upon initial appointment to the board of directors, a non-employee director will be granted a restricted stock unit award (“RSUs”) having a fair market value on the grant date equal to $300,000 that vests in equal quarterly installments over three years from the date of grant. Thereafter, upon completion of each full year of service, each non-employee director will be granted, immediately following our annual meeting of stockholders, an additional restricted stock unit award having a fair market value on the date of grant equal to $175,000 that vests in full on the earlier of the one-year anniversary of the date of grant or immediately prior to the first annual meeting of our stockholders to occur after the date of grant. This annual grant reflects a $25,000 increase from prior years as approved by our compensation committee based on a review of a market analysis of our compensation peer group.

In connection with the adoption of the Co-Chairperson of the Board structure we adopted a compensation program to provide for an initial restricted stock unit award for a non-executive Co-Chairperson of the Board, having a fair market value on the grant date equal to $80,000 that vests in full on the one-year anniversary of the date of grant. This grant is in addition to any other annual Board service compensation and thereafter, upon completion of each full year of service, each non-executive Co-Chairperson of the Board will be granted, immediately following our annual meeting of stockholders, an additional restricted stock unit award having a fair market value on the date of grant equal to $80,000 that vests in full on the one-year anniversary of the date of grant. Awards granted to non-employee directors under the policies described above will accelerate and vest in full in the event of a change of control. In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meals and other expenses incurred to attend meetings solely among the non-employee directors.

Stock Ownership Guidelines for Directors. In 2018, our board of directors established minimum stock ownership guidelines for non-employee directors that require each director to own Chegg equity having a value of at least three times his or her base annual cash retainer of $40,000. Each non-employee director has until May 2023 to reach this ownership level. Going forward, each newly elected director shall have five years from the year elected to reach the ownership level.

The following table provides information for the year ended December 31, 2018 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2018. Mr. Rosensweig, our current President and Chief Executive Officer, did not receive any compensation for his service as a director during the fiscal year ended December 31, 2018.

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	RSU Awards ($)(3)	Option Awards ($)(3)	Total ($)
Reneé Budig	60,000		174,986	—	234,986
Jeffrey Housenbold(1)	50,000		174,986	—	224,986
Marne Levine	60,000		174,986	—	234,986
Richard Sarnoff	50,000	$7,612(2)	254,960	—	312,572
Ted Schlein	65,000		174,986	—	239,986
John York	55,000		174,986	—	229,986

(1)	Mr. Housenbold resigned from the board of directors effective April 11, 2019.
(2)	Represents reimbursements to Mr. Sarnoff for travel expenses incurred to attend board meetings during the year ended December 31, 2018.
(3)
Amounts shown in this column do not reflect dollar amounts actually received by non-employee directors. Instead these amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation-Stock Compensation, (formerly SFAS 123R) (“ASC 718”), for awards granted during 2018. During 2018, each non-employee member of the board of directors who was a director after the close of our annual meeting of stockholders on June 7, 2018 was granted a restricted stock unit (“RSU”) award covering 6,214 shares of our common stock. For purposes of determining the number of shares of common stock subject to the RSU award, an aggregate grant date fair value of $175,000 was used. In conjunction with his appointment as non-executive Co-Chairperson of the Board, Richard Sarnoff received an additional RSU award covering 2,574 shares of our common stock and for purposes of determining the number of shares of common stock subject to this additional RSU award, an aggregate grant date fair value of $80,000 was used. The grant date fair value for RSU awards was determined using the closing share price of our common stock on the date of grant. For information on other valuation assumptions with respect to stock awards, refer to note 13 of the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. There can be no assurance that this grant date fair value will ever be realized by the non-employee director.

Our non-employee directors held the following number of stock options and unvested RSU awards as of December 31, 2018.

Name	Option Awards	RSU Awards
Reneé Budig	88,445	6,214
Jeffrey Housenbold(1)	76,917	6,214
Marne Levine	175,092	6,214
Richard Sarnoff	243,586	8,788
Ted Schlein	—	6,214
John York	178,956	6,214

(1)	Mr. Housenbold resigned from the board of directors effective April 11, 2019. The 6,214 unvested RSUs vested immediately prior to the acceptance of his resignation from the board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEE.

PROPOSAL NO. 2 - NON-BINDING ADVISORY VOTE
ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted on July 21, 2010, requires that we seek, on a non-binding advisory basis, stockholder approval of the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.
Compensation Program and Philosophy
Our executive compensation program is designed to:

•	Attract, motivate and retain highly-qualified executive officers in a competitive market;

•	Provide compensation to our executives that are competitive and reward the achievement of challenging business objectives; and

•	Align our executive officers’ interests with those of our stockholders by providing a significant portion of total compensation in the form of equity awards.

Our board of directors believes that our current executive compensation program has been effective at aligning our executive officers’ interests with those of our stockholders. Stockholders are urged to read the “Executive Compensation” section of this proxy statement, which further discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers.

The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation of Chegg, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures set forth in the proxy statement relating to Chegg, Inc.’s 2019 annual meeting of stockholders.”

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our audit committee has selected Deloitte & Touche LLP (“Deloitte”) as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal year ending December 31, 2019.

As previously disclosed by us in a Current Report on Form 8-K filed with the SEC on March 12, 2018 (the “March Form 8-K”), on February 27, 2018, our management, at the direction of our audit committee, issued a request for proposal for audit services for the 2018 fiscal year and beyond (the “RFP”) to several independent registered public accounting firms, including our then-current independent registered public accounting firm, Ernst &Young LLP (“EY”), to provide us with the opportunity to review auditor service levels, audit fees, and evaluate the benefits and risks of changing independent registered public accounting firms. Responses to the RFP were due on March 8, 2018 and EY submitted a proposal. Our management and the audit committee evaluated the proposals and met with all of the participants in the RFP on March 9, 2018. Following such meetings on March 9, 2018, the audit committee approved the appointment of Deloitte as our independent registered public accounting firm effective as of March 12, 2018 (the “Effective Date”). On March 10, 2018, our management, at the direction of the audit committee, notified EY that it was terminating EY’s engagement as our independent registered public accounting firm, effective as of the Effective Date.

During our two most recent fiscal years ended December 31, 2017 and 2016, respectively, and the subsequent interim period through March 12, 2018, neither we nor anyone acting on our behalf consulted with Deloitte regarding any of the matters described in Item 304(a)(2)(i) and (ii) of Regulation S-K.

EY’s reports on our financial statements for the two years ended December 31, 2017 and 2016, respectively, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During our two most recent fiscal years ended December 31, 2017 and 2016, respectively, and the subsequent interim period through March 12, 2018, there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto, with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. Also during this same period, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto.

We provided EY with the disclosures made in the March Form 8-K prior to the time that the March Form 8-K was filed with the SEC, and requested that EY to furnish us with a letter addressed to the SEC stating whether it agrees with the above statements made by us in the March Form 8-K and, if not, stating the respects in which it does not agree. EY’s letter was filed as Exhibit 16.01 to the March Form 8-K.

As a matter of good corporate governance, our audit committee has decided to submit its selection of its principal independent registered public accounting firm to stockholders for ratification. In the event that the appointment of Deloitte is not ratified by our stockholders, the audit committee will review its future selection of Deloitte as our principal independent registered public accounting firm.    Deloitte audited our financial statements for our year ended December 31, 2018. Representatives of Deloitte are expected to be present at the annual meeting. They will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firms' Fees Report

We regularly review the services and fees of our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually.

In addition to performing the audit of our consolidated financial statements, Deloitte, the member firm of Deloitte Touche Tohmatsu Limited and their respective affiliates (the “Deloitte Group”) and EY, our prior independent registered public accounting firm that audited our financial statements through the year ended December 31, 2017, provided various other services during 2018 and 2017. Our audit committee has determined that the Deloitte Group’s and EY’s provisioning of these services, which are described below, does not impair Deloitte’s, or the Deloitte Group’s, and EY’s independence from Chegg.

Fees Paid to Independent Registered Public Accounting Firm

The following table provides information regarding the fees billed by the Deloitte Group for the fiscal year ended December 31, 2018.

Fees Billed to Chegg	Fiscal Year 2018
Audit fees	$2,000,159
Audit related fees	—
Tax fees	35,490
All other fees	—
Total fees	$2,035,649

Fees Paid to Prior Independent Registered Public Accounting Firm

The following table provides information regarding the fees billed by our previous independent registered public accounting firm, EY, for the year ended December 31, 2017. We did not have any audit fees from EY for the year ended December 31, 2018.

Fees Billed to Chegg	Fiscal Year 2017
Audit fees	$3,155,177
Audit related fees	—
Tax fees	15,000
All other fees	—
Total fees	$3,170,177

Audit Fees

Audit Fees of Deloitte and EY during the years ended December 31, 2018 and 2017 include the aggregate fees incurred for the audits of the annual consolidated financial statements and the effectiveness of our internal control over financial reporting, including adoption of Financial Accounting Standards Board, Accounting Standards Codification Section (“ASC Topic”) 606, and reviews of our quarterly financial statements. In addition, this category also includes fees for services that were incurred in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

We did not have any “Audit related fees” or “All other fees” in the years ended December 31, 2018 and 2017.

Tax Fees

Tax fees of the Deloitte Group and EY for the fiscal years ended December 31, 2018 and 2017 primarily included tax compliance, tax advisory and consulting services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 8, 2019, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominee;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 118,285,699 shares of our common stock outstanding on April 8, 2019. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to equity awards that are currently vested or will become vested within 60 days of April 8, 2019 to be outstanding and to be beneficially owned by the person holding the award for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Chegg, Inc., 3990 Freedom Circle, Santa Clara, California 95054.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Owned
Named Executive Officers and Directors:
Dan Rosensweig(1)	3,251,934	2.7%
Andrew Brown(2)	428,401	*
Nathan Schultz(3)	484,575	*
Michael Osier(4)	378,536	*
Esther Lem(5)	532,142	*
Jenny Brandemuehl(6)	243,255	*
Renee Budig(7)	61,639	*
Jeffrey Housenbold(8)	95,111	*
Marne Levine(9)	212,893	*
Richard Sarnoff(10)	251,781	*
Ted Schlein(11)	223,540	*
John York(12)	174,670	*
All executive officers and directors as a group (15 persons)(13)	6,858,456	5.8%
5% Stockholders:
Baillie Gifford & Co(14)	11,677,668	9.9%
BlackRock, Inc., as nominee(15)	7,388,588	6.2%
PRIMECAP Mgmt Co(16)	8,427,690	7.1%
Sylebra HK Company Limited(17)	6,946,262	5.9%
The Vanguard Group, Inc.(18)	11,736,192	9.9%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)
Consists of (a) 1,527,417 shares held by Mr. Rosensweig, (b) 69,346 shares held by Daniel L and Linda Rosensweig, Co-Trustees of the Rosensweig Family Revocable Trust U/A/D03-12-07, (c) 53,251 shares subject to nonqualified options transferred to Daniel Lee Rosensweig and Linda Rosensweig Co-Trustees of the Rosensweig 2012 Irrevocable Children’s Trust u/a/d 11/6/2012 on November 8, 2013, but reported under Mr. Rosensweig’s name for financial reporting purposes, and (d) 1,601,920 shares subject to stock options held by Mr. Rosensweig that are exercisable within 60 days of April 8, 2019.

(2)
Consists of (a) 88 shares held by Mr. Brown, (b) 84,559 shares held by The Andy and Pam Brown Family Trust, of which Mr. Brown is a Co-Trustee, and (c) 343,754 shares subject to stock options held by Mr. Brown that are exercisable within 60 days of April 8, 2019.

(3)	Consists of (a) 182,512 shares held by Mr. Schultz, and (b) 302,063 shares subject to stock options held by Mr. Schultz that are exercisable within 60 days of April 8, 2019.
(4)	Consists of 378,536 shares held by Mr. Osier.
(5)	Consists of (a) 242,515 shares held by Ms. Lem, and (b) 289,627 shares subject to stock options held by Ms. Lem that are exercisable within 60 days of April 8, 2019.
(6)
Consists of (a) 127,094 shares held by Ms. Brandemuehl, (b) 58,578 shares held by Jenny and Mark Brandemuehl, Co-Trustees of the Brandemuehl Family Trust U/A/D 01-05-04, and (c) 57,583 shares subject to stock options held by Ms. Brandemuehl that are exercisable within 60 days of April 8, 2019.

(7)
Consists of (a) 11,980 shares held by Ms. Budig and, (b) 43,445 shares subject to stock options held by Ms. Budig that are exercisable within 60 days of April 8, 2019, and (c) 6,214 RSUs which are subject to vesting conditions expected to occur within 60 days of April 8, 2019.

(8)
Consists of (a) 11,980 shares held by Mr. Housenbold and, (b) 76,917 shares subject to stock options held by Mr. Housenbold that are exercisable within 60 days of April 8, 2019, and (c) 6,214 RSUs which are subject to vesting conditions expected to occur within 60 days of April 8, 2019. Mr. Housenbold resigned from the board of directors effective April 11, 2019.

(9)
Consists of (a) 31,587 shares held by Ms. Levine and, (b) 175,092 shares subject to stock options held by Ms. Levine that are exercisable within 60 days of April 8, 2019, and (c) 6,214 RSUs which are subject to vesting conditions expected to occur within 60 days of April 8, 2019.

(10)
Consists of (a) 41,980 shares held by Mr. Sarnoff and, (b) 203,587 shares subject to stock options held by Mr. Sarnoff that are exercisable within 60 days of April 8, 2019, and (c) 6,214 RSUs which are subject to vesting conditions expected to occur within 60 days of April 8, 2019.

(11)
Consists of (a) 172,326 shares held by Mr. Schlein, (b) 45,000 shares held by the Schlein Family Trust Dtd 4/20/99, and (c) 6,214 RSUs which are subject to vesting conditions expected to occur within 60 days of April 8, 2019.

(12)
Consists of (a) 2,000 shares held by Mr. York and, (b) 166,456 shares subject to stock options held by Mr. York that are exercisable within 60 days of April 8, 2019, and (c) 6,214 RSUs which are subject to vesting conditions expected to occur within 60 days of April 8, 2019.

(13)
Consists of (a) 3,510,986 shares, (b) 3,310,186 shares subject to stock options that are exercisable within 60 days of April 8, 2019, and (c) 37,284 RSUs which are subject to vesting conditions expected to occur within 60 days of April 8, 2019, each of which are held by our directors and officers as a group.

(14)
Consists of 11,677,668 shares held by Baillie Gifford & Co. The principal business address for all entities affiliated with Baillie Gifford & Co is Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK. Securities reported as being beneficially owned by Baillie Gifford & Co. are held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients.

(15)	Consists of 7,388,588 shares held by BlackRock, Inc. The principal business address for all entities affiliated with BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(16)
Consists of 8,427,690 shares held by PRIMECAP Management Company. The principal business address for all entities affiliated with PRIMECAP Management Company is 177 E. Colorado Blvd., 11th Floor, Pasadena, California 91105.

(17)
Consists of 6,946,262 shares owned by Sylebra Capital Management. Sylebra HK may be deemed to beneficially own the Shares by virtue of its position as the investment advisor to Sylebra Cayman in relation to Sylebra Capital Partners Master Fund, Ltd and other advisory clients. Sylebra Cayman serves as the investment manager to Sylebra Capital Partners Master Fund, Ltd and is the parent of Sylebra HK. Mr. Gibson owns 100% of the shares of Sylebra HK and Sylebra Cayman. In such capacities, Sylebra HK, Sylebra Cayman, and Mr. Gibson may be deemed to share voting and dispositive power over the Shares held for the Sylebra Capital Partners Master Fund Ltd and other advisory clients. The principal business address for all entitites affiliated with Sylebra HK Company Limited is 28 Hennessy Road, 20th Floor, Wan Chai, Hong Kong (SAR).

(18)
Consists of 11,494,350 shares held by The Vanguard Group, Inc. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 212,792 shares or .18% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 29,050 shares or .02% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings. The principal business address for all entities affiliated with The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

OUR MANAGEMENT

The names of our executive officers, their ages as of April 8, 2019, and their positions are shown below.

Name	Age	Position(s)
Dan Rosensweig	57	President, Chief Executive Officer and Co-Chairperson
Dave Borders Jr.	45	General Counsel
Jenny Brandemuehl	55	Chief People Officer
Andrew Brown	59	Chief Financial Officer
John Fillmore	39	Chief Business Officer
Esther Lem	63	Chief Marketing Officer
Michael Osier	56	Chief Information Officer and Chief Outcomes Officer
Nathan Schultz	41	President of Learning Services

The board of directors chooses executive officers, who then serve at the discretion of the board of directors. There are no familial relationships between any of our executive officers and directors.

For information regarding Mr. Rosensweig, please refer to “Proposal No. 1 –Election of Director” above.

Dave Borders Jr. has served as our General Counsel since April 2016. From May 2013 until to March 2016, Mr. Borders served as our Associate General Counsel and from March 2011 until April 2013, he served as our Senior Corporate Counsel. Mr. Borders earned a B.S. in Economics and Business Administration from Trinity University and holds a J.D. from Harvard Law School.

Jenny Brandemuehl has served as our Chief People Officer since August 2016. From January 2013 to July 2016, Ms. Brandemuehl served as our Vice President, Human Resources. Previously, Ms. Brandemuehl served as the Vice President, Global Talent Management at JDS Uniphase Corporation, a telecommunications equipment company from January 2009 to November 2010. Prior to serving at JDS Uniphase, Ms. Brandemuehl held various management positions at Gap Inc. and Hewlett Packard. Ms. Brandemuehl holds a B.A. in in Psychology from Wellesley College and a Master of Human Resource and Organizational Development (M.H.R.O.D.) from the University of San Francisco.

Andrew Brown has served as our Chief Financial Officer since October 2011. From 2004 to 2009, Mr. Brown served as the Chief Financial Officer of Palm, Inc., a smartphone provider. Mr. Brown was semi-retired following his departure from Palm before he joined us. Prior to serving at Palm, Mr. Brown served as the Chief Financial Officer of Pillar Data Systems, a computer data storage company, Legato Systems, a storage management company subsequently acquired by EMC, and ADPT Corporation (formerly Adaptec, Inc.). Mr. Brown also serves on the business school advisory board at Eastern Illinois University. Mr. Brown holds a B.S. in accounting from Eastern Illinois University.

John Fillmore has served as our Chief Business Officer since December 2018. Previously he served as our Chief of Business Operations from October 2015 through December 2018 and as Business Leader for Required Materials from June 2013 to October 2015. Prior to Chegg, Mr. Fillmore’s experience included service at Bain & Company, a management consulting firm, and as Chief Deputy Director for the Office of Planning and Research under then-California Governor Arnold Schwarzenegger, where he focused on education and economic development. Mr. Fillmore holds a B.S. from the University of Oregon Robert D. Clark Honors College and an M.B.A. from Harvard Business School.

Esther Lem has served as our Chief Marketing Officer since December 2010. In 2009, Ms. Lem served as the Vice President, Hair Projects, Global Hair Category at Unilever, a global supplier of food, home and personal care products. From 2000 to 2009, Ms. Lem served as the Vice President of Brand Development for Unilever North America on the deodorants and hair categories, a division of Unilever. Prior to 2000, Ms. Lem served as the Vice President of Marketing for Unilever Canada. Ms. Lem holds an Honors Business Administration degree (H.B.A.) in business from the University of Western Ontario.

Michael Osier has served as our Chief Information Officer and Chief Outcomes Officer since December 2018 and previously served as our Chief Outcomes Officer from November 2015 to December 2018, our Chief Information Officer from October 2012 to November 2015 and our Vice President of Operations and Internet Technology from 2009 to October 2012. From 2000 to 2009, Mr. Osier served in various positions, including Vice President, Internet Technology Operations at Netflix, Inc., a multinational provider of on-demand Internet streaming media. Prior to serving at Netflix, Mr. Osier served in various senior management positions at Conner Peripherals, Seagate Technology and Quantum Corporation.

Nathan Schultz has served as our President of Learning Services since December 2018 and previously served as our Chief Learning Officer from June 2014 until December 2018, our Chief Content Officer from May 2012 until June 2014, our Vice President of Content Management from 2010 to May 2012 and our Director of Textbook Strategy from 2008 to 2010. Prior to joining us, Mr. Schultz served in various management positions at R.R. Bowker, a provider of bibliographic information and management solutions; Monument Information Resource, a marketing intelligence resource acquired by R.R. Bowker; Pearson Education, an education publishing and assessment service; and Jones & Bartlett Learning, a division of Ascend Learning and provider of education solutions. Mr. Schultz holds a B.A. in History from Elon University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

In this Compensation Discussion and Analysis, we address our compensation program for our executive officers and specifically the compensation paid or awarded to the following executive officers of our company for the year ended December 31, 2018 who are listed in the Summary Compensation Table that follows this discussion and who we refer to as our “named executive officers” or “NEOs”:

Name	Title
Dan Rosensweig(1)	President, Chief Executive Officer and Co-Chairperson
Andrew Brown	Chief Financial Officer
Nathan Schultz(2)	President of Learning Services
Michael Osier(3)	Chief Information Officer and Chief Outcomes Officer
Esther Lem	Chief Marketing Officer
Jenny Brandemuehl	Chief People Officer

(1)	Mr. Rosensweig transitioned from the sole Chairperson to Co-Chairperson concurrent with the appointment of Richard Sarnoff as Co-Chairperson on July 2018.
(2)	Mr. Schultz was promoted from Chief Learning Officer to President of Learning Services on December 20, 2018.
(3)	Mr. Osier became Chief Information Officer on December 20, 2018 in addition to his role as Chief Outcomes Officer.
References in this section to “fiscal year 2018”, “fiscal year 2017” and “fiscal year 2016” refer to our fiscal years ended December 31, 2018, December 31, 2017, and December 31, 2016 respectively.

Business & Compensation Highlights for Fiscal Year 2018

Financial Performance Highlights. As reflected in our stock price appreciation, growth in Chegg Services revenues (as described in greater detail in the “—Elements of Fiscal Year 2018 Compensation—Equity Incentive Compensation—Performance-Based Restricted Stock Units” section), and company adjusted EBITDA, fiscal year 2018 was another successful year for Chegg.

Chegg Services revenues and adjusted EBITDA are key financial metrics for measuring our performance and success because both are primary components of our overall revenue growth and profitability and our long-term incentive compensation is consequently linked to these two metrics. In fiscal year 2018, Chegg Services revenues grew 37% year-over-year to $254.0 million, compared to our incentive plan target of $240.0 million. We also achieved adjusted EBITDA of $83.3 million, compared to our incentive plan target of $74.0 million, which reflects an increase of 80% from the prior year. As a result of our strong fiscal year 2018 performance on these metrics, our long-term incentive performance awards were earned at 146% of target. Our financial success in these key metrics has translated into significant value creation for our stockholders. As of December 31, 2018, our one-year stock price appreciation was 74% and our three-year stock price appreciation was 322%, which ranked at the 100th percentile and at the 88th percentile, respectively, relative to our 2018 compensation peer group.

Adjusted EBITDA is a non-GAAP financial measure. We define adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to exclude share-based compensation expense, other income, net, restructuring charges, and acquisition-related compensation costs. For a reconciliation of adjusted EBITDA to its most directly comparable financial measure prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), please refer to Appendix A to this proxy statement.

Stockholder Engagement. During 2018, we conducted a stockholder outreach campaign to understand stockholder concerns with our executive compensation program. A summary of these efforts was presented to the compensation committee prior to their review and approval of our 2019 executive compensation programs. In 2019, the compensation committee approved stock ownership guidelines and a compensation recoupment policy for our executive officers. For further information, see the section “-Stockholder Engagement and Results of 2018 Stockholder Advisory Vote on Executive Compensation.”

Stockholder Engagement and Results of 2018 Stockholder Advisory Vote on Executive Compensation

At the Annual Meeting of Stockholders on June 7, 2018, 69% of the votes cast were in favor of our advisory vote to approve our executive compensation program. This result fell below our expectations and was taken into consideration by the compensation committee in determining our executive compensation program going forward. In response, we critically assessed our compensation program and solicited feedback on potential compensation program improvements from our stockholders. During fiscal year 2018, members of our management team reached out to stockholders representing approximately 60% of our outstanding common stock to facilitate a discussion on corporate governance, executive compensation, and related topics concerning stockholders. A summary of these efforts and the feedback provided by these stockholders was presented to the compensation committee prior to their review and approval of our 2018 executive compensation programs.

In response to the feedback from our stockholders, we adopted formal stock ownership guidelines for both our executive officers and non-employee directors (see “—Elements of Fiscal Year 2018 Compensation—Other Programs and Policies—Executive and Director Stock Ownership Guidelines” below) and we also adopted a compensation recoupment policy for executive officers whereby cash and equity incentive payments predicated upon the achievement of certain financial results will be recouped or forfeited in the event of a financial restatement by Chegg (see “—Elements of Fiscal Year 2018 Compensation—Other Programs and Policies—Compensation Recoupment ("Clawback") Policy” below).

We expect to continue our dialogue with stockholders and take their feedback into account when evaluating our executive compensation program going forward.

Compensation Practices

We designed our executive compensation program with the intention of aligning pay with performance while balancing risk and reward. To help us accomplish these key objectives, we have adopted the following policies and practices:

What We Do	What We Don't Do
Maintain a compensation committee comprised solely of independent directors	Provide defined benefit or contribution retirement plans or arrangements, other than our Section 401(k) plan which is generally available to all employees
Use an independent compensation consultant	Provide excise tax gross-ups on change of control severance payments
Use a representative and relevant peer group for assessing compensation	Provide excessive benefits and/or perquisites to our executive officers, including post-termination benefits
Consider stockholder dilution and burn rate in our equity compensation decisions	Include “single-trigger” vesting change of control provisions in equity awards
Prioritize stockholder alignment with a high percent of pay mix allocated to equity compensation, half of which is performance-conditioned	Allow hedging or monetization transactions, such as zero cost collars and forward sale transactions
Set a maximum payout on performance-based equity incentive awards at 150% of target	Provide dividends or credits on unvested incentive equity awards
Maintain a recoupment policy on cash or equity incentive awards in the event of a financial restatement
Maintain stock ownership guidelines for our executive officers and non-employee directors
Ongoing stockholder outreach
Annual Say-On-Pay Vote

PROCESS FOR SETTING EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives

Our executive compensation program is designed to:

•	Attract, motivate and retain highly-qualified executive officers in a competitive market;

•	Reward the achievement of challenging business objectives; and

•	Align our executive officers’ interests with those of our stockholders by providing a significant portion of total compensation in the form of equity awards.

We operate in a fast-paced, innovative education software and services industry, which is an emerging category with very few public company peers in the United States. We are the largest direct-to-student education software company. Our executive team possesses a unique mix of education software industry experience and the ability to scale for high growth and profitability. Our leaders are difficult to replace and we compete for talent in the highly competitive, San Francisco Bay Area market. To retain key talent and remain competitive in our labor market, we provide compensation to our employees that recognizes and incentivizes high performance.

Our total direct compensation to our executive officers consists of two components: base salaries and equity incentive compensation. Our base salaries provide a stable source of income and keep our compensation competitive and our time and performance-based equity provides an incentive for our executive officers to achieve both short-term and long-term corporate goals. We generally do not grant cash bonuses to our executives. We believe that allocating a meaningful percentage of compensation to equity-based opportunities motivates our executive officers to create long-term stockholder value. Our total direct compensation is generally targeted at market competitive ranges, and while competitive market data informs the pay decisions of the compensation committee, it is not the determinative factor in setting our executives’ compensation. In setting compensation levels, the compensation committee further takes into account our financial and market performance on an absolute basis and relative to our peer group, as well as individual factors, including but not limited to: job responsibilities and complexity of the role, contributions to Chegg, market competition for talent, experience and tenure, and relative value to our company.

Role of Our Compensation Committee, Management and Independent Compensation Consultant

Role of Our Compensation Committee

The compensation committee is responsible for developing, implementing, and overseeing our compensation and benefit programs and policies, including administering our equity incentive plans and performing assessments on compensation-related risk. On an annual basis, the compensation committee reviews and approves compensation decisions relating to our executive officers, including our CEO. To determine each executive officer’s compensation, the compensation committee reviews compensation on a role-specific basis as well as relative to positions at a similar level and for the executive team overall. The compensation committee also reviews and considers our corporate financial performance and overall financial condition. The compensation committee also evaluates risk as it relates to our compensation programs, including our executive compensation program. As discussed under “Risk Considerations” below, the compensation committee does not believe that our compensation and benefits programs and policies encourage excessive or inappropriate risk taking.

Role of Our Management

Our CEO reviews the annual performance of each executive (except his own performance) and makes recommendations to the compensation committee regarding each executive’s base salary and equity compensation (other than for himself). The compensation committee may modify individual compensation levels and components for executive officers and is not bound to accept our CEO’s recommendations.

Role of Our External Compensation Consultant

The compensation committee has the authority under its charter to retain the services of an external consulting firm or advisor to assist it in making its compensation decisions. For fiscal year 2018, the compensation committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. The compensation committee determined FW Cook is an independent compensation advisor including for purposes of the Dodd-Frank Act and other applicable SEC and NYSE regulations. During fiscal year 2018, FW Cook was retained to review our compensation philosophy and objectives, to develop a compensation peer group, to gather and analyze compensation data for our compensation peer group, to evaluate compensation practices and pay levels for our executives and non-employee directors, and to review certain compensation arrangements with our executives. In the course of fulfilling these responsibilities, representatives of FW Cook attended compensation committee meetings and met with management from time to time to gather relevant information. FW Cook performs no other services for us, other than its work for the compensation committee and only reports to the compensation committee and does not provide services to our management.

2018 Compensation Peer Group

Our compensation committee generally considers market data compiled by FW Cook to better inform its determination of the key components of our executive compensation program and to develop a program that it believes will enable us to compete effectively for new executives and retain existing executives. In general, this market data consists of compensation information from both broad-based third-party compensation surveys and a compensation “peer group.” Our peer group for purposes of making determinations with respect to 2018 compensation consists of software companies that are similar to us in revenue, market capitalization, market capitalization to revenue ratio, and relevant geographic locations where we compete for executive talent (generally San Francisco Bay Area, Los Angeles, and New York). Industry and financial size criteria includes:

•	GICS Industries: Internet & Catalog Retail and Internet Software & Services

•	Financial Size: Approximately one-third to three times our total revenues and one-third to three times our market capitalization value

Each year, the compensation committee, with the assistance of FW Cook, conducts an annual review of the compensation levels and practices of peer companies. As part of the review, the compensation committee assesses the compensation peer group to ensure the constituents continue to meet the criteria for compensation assessment purposes. Given Chegg’s evolution to a growth company, in September 2017 the compensation committee approved including the criteria of market capitalization to revenue ratio. As a result, Cornerstone OnDemand, Coupa Software, Mulesoft, New Relic, Nutanix, TrueCar, and Twilio were added to our compensation peer group. Due to acquisitions, Angie’s List, Bankrate, Blue Nile, RetailMeNot, and WebMD Health were removed from our compensation peer group.

For 2018, our compensation peer group consisted of the 19 companies set forth below:

2U	LogMeIn	Stamps.com
Blucora	Mulesoft*	TrueCar
Box	New Relic	Twilio
Cornerstone OnDemand	Nutanix	XO Group*
Coupa Software	Pandora Media*	Yelp
Instructure	Quotient Technology
LivePerson	Shutterstock
*These peer companies have subsequently been acquired as of December 31, 2018.

The compensation committee also references surveys from Radford, an Aon Hewitt company (“Radford”), covering general technology companies with annual revenues of between $200 million and $500 million. These surveys, as well as the peer group information, serve as data points in determining the appropriate components of and overall compensation, but the compensation committee does not benchmark its compensation to any particular level or against any specific member of our compensation peer group or such surveys.
ELEMENTS OF FISCAL YEAR 2018 COMPENSATION

Fiscal Year 2018 Pay Mix

Consistent with our compensation philosophy and objectives, we provide compensation to our CEO and our executive officers in the form of base salaries, time-vesting restricted stock units (“RSUs”), and performance-based RSUs (“PSUs”). We generally do not provide annual cash incentive opportunities to our executive officers, which are typically provided by our peer companies, as our equity incentive compensation is intended to tie the majority of our executive officer’s pay to the delivery of long-term stockholder value. We include one-year performance periods on our performance-based equity awards to incentivize the achievement of critical short-term goals and we include a multi-year time-based vesting component to these awards to keep the focus on the creation of long-term stockholder value. Equity compensation constitutes 87% of the total pay mix for our CEO and 81% on average for our other NEOs.

*Target pay mix represents annual base salary rates, RSUs at grant date fair value, and PSUs at grant date fair value, assuming the target performance level is achieved.

Base Salaries

We pay an annual base salary to each of our executive officers in order to attract and retain executive talent and provide them with a fixed and stable rate of cash compensation during the year. Base salaries for our executive officers are reviewed by the compensation committee annually during the first or last quarter of the calendar year. The compensation committee takes into consideration a variety of factors when determining base salary adjustments, including our compensation objectives, each executive’s responsibilities and individual performance, and the compensation peer group and Radford survey market analysis provided by FW Cook.

In 2018, the compensation committee approved the following base salary adjustments for our NEOs based on the compensation committee’s assessment of individual performance and a market analysis of our compensation peer group.

Named Executive Officer	Fiscal Year 2017	Fiscal Year 2018(1)	Change
Dan Rosensweig	$920,000	$1,000,000	8.7%
Andrew Brown	$520,000	$600,000	15.4%
Nathan Schultz	$450,000	$500,000	11.1%
Michael Osier	$450,000	$500,000	11.1%
Esther Lem	$390,000	$400,000	2.6%
Jenny Brandemuehl	$390,000	$400,000	2.6%

(1)	Effective as of March 1, 2018.
Equity Incentive Compensation

The compensation committee believes that equity compensation should represent a significant amount of our executive officers’ total compensation so that the interests of our executive officers are aligned with those of our stockholders. The compensation committee determines the amount of equity compensation appropriate for each NEO based on a variety of factors, including our compensation objectives, corporate operational and financial performance and relative stockholder return, each executive’s responsibilities, the compensation peer group and Radford survey market analysis provided by FW Cook, historical equity grants and, for executive officers other than the CEO, from recommendations from the CEO.

Executive officers are initially granted an equity award when they join us, based on their position and their relevant prior experience. These initial equity grants vest over four years for RSUs and no shares vest before the one-year anniversary of the date of grant. We spread the vesting of new hire equity grants over four years to compensate our executives for their contributions over time and to encourage retention and focus on long-term value creation. Thereafter, equity awards are generally granted annually to eligible executive officers around March of each year. The compensation committee has the discretion to grant equity awards in addition to these annual grants based on, among other factors, changes in job responsibilities, performance and experience, or material changes in market compensation. No new hire or discretionary grants were made to our NEOs in 2018.

In March 2018, the compensation committee granted long-term equity compensation to our NEOs with a target mix of 50% RSUs and 50% PSUs. The compensation committee believes that a 50/50 mix of time-based and performance-based equity awards for 2018 will be the most effective incentive for retaining our executive officers and rewarding them for short-term company performance while also creating long-term incentives to sustain that performance. The compensation committee routinely evaluates and considers the type of awards granted under our equity incentive program and may, in the future, decide that other types of awards or a different mix of awards are appropriate to provide incentives to our executive officers.

Restricted Stock Units

We grant RSUs because they provide retentive value for our executive officers and are linked to creating stockholder value as the award value increases with stock price appreciation. On March 1, 2018, we granted RSUs to each of our NEOs vesting in three equal annual installments over a period of three years, conditioned on the executive officer's service up to and through the applicable vesting dates.

Performance-Based Restricted Stock Units

We grant PSUs because they are linked to stockholder value creation, like RSUs, but are also leveraged to our financial performance and allow us to set appropriate annual goals that we believe are critical to drive long-term success. On March 1, 2018, the compensation committee granted PSU awards to our NEOs subject to the achievement of certain financial performance goals and conditioned on the executive officer's service up to and through the applicable multi-year, time-based vesting dates.

These PSUs will be earned and eligible to vest contingent on the achievement of two equally weighted performance metrics: (1) fiscal year 2018 Chegg Services revenues and (2) fiscal year 2018 adjusted EBITDA (both as defined below). These two metrics were selected because the compensation committee believes that Chegg Services revenue growth and adjusted EBITDA, a non-GAAP measure of profitability, are the most important drivers of stockholder value for Chegg in 2018 as Chegg Services revenues and adjusted EBITDA are the primary components of our overall revenue growth and profitability. The selection of these two measures as PSU metrics ensures our executive officers are incentivized in accordance with the long-term interests of our stockholders. The performance metrics and their timing are synchronized with the board-approved corporate strategic plan and associated metrics and targets.

We currently use a one-year performance period (with a multi-year time-based vesting schedule) to allow us the flexibility to set appropriate annual goals to drive stockholder value given our high growth expectations and the rapidly changing nature of the industry in which we operate. Because of the potential risks to performance and motivation that are associated with improperly setting goals in a high-growth environment, the compensation committee has not adopted multi-year performance goals at this time but will continually monitor this topic. As discussed below, the PSUs include a three-year time-based vesting schedule which provides an incentive for executive officers to focus on multi-year performance.

Upon the determination of the attainment of the performance metrics, a percentage of PSUs will be earned based on actual achievement and will be eligible to vest over a three-year time-based vesting schedule. Any PSUs that are not earned will be forfeited at the end of the performance period and will not be eligible to vest. One-third of the earned PSUs vest on the later of the one-year anniversary of the grant date or the date our compensation committee determines the performance metrics have been met, the “Initial Vesting Date.” One-third of the earned PSUs vest on the second anniversary of the Initial Vesting Date and the remaining one-third vest on the three-year anniversary of the Initial Vesting Date. Vesting is subject to the executive officer’s continued service up to and through the applicable vesting dates. The time-based vesting element of the allocated PSUs provides additional retention of our executive officers and an alignment with stockholders on creating long-term value.
The number of PSUs that may be earned range from 0% to 150% of the total award depending on the level of performance achieved for each goal. No payout will be made for performance below the threshold level. The metrics are equally weighted (each representing 50% of the target number of shares) and measured separately and the resulting number of earned PSUs with respect to each metric are added together for the total number of earned PSUs that are eligible to vest over time. If actual performance falls between the threshold, target, or maximum levels, linear interpolation will be used to determine the number of PSUs earned, as set forth in the table below:

Performance Level	Threshold	Target	Maximum
Payout % of Award	50%	100%	150%
Chegg Services Revenue	$230,000,000	$240,000,000	$250,000,000
Adjusted EBITDA*	$68,000,000	$74,000,000	$85,000,000
*Adjusted EBITDA is a financial measure not prepared in accordance with GAAP.

“Chegg Services Revenue” encompasses all revenue other than revenue derived from our Required Materials products and consists primarily of Chegg Study, Chegg Writing, Chegg Tutors, and Chegg Math Solver.
“Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to exclude share-based compensation expense, other income, net, restructuring charges, and acquisition-related compensation costs.
We granted RSUs and PSUs to our NEOs in fiscal year 2018 and the grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (“ASC 718”) is set forth in the table below, denominated at target and maximum payout levels:

	Number of Shares Granted			Grant Date Fair Value of Awards
Named Executive Officer	Time-Vesting RSUs	PSUs (Target)*	PSUs (Maximum)	Time-Vesting RSUs	PSUs (Target)*	PSUs (Maximum)
Dan Rosensweig	164,974	164,974	247,461	$3,249,988	$3,249,988	$4,874,982
Andrew Brown	65,989	65,989	98,984	$1,299,983	$1,299,983	$1,949,985
Nathan Schultz	53,299	53,299	79,949	$1,049,990	$1,049,990	$1,574,995
Michael Osier	53,299	53,299	79,949	$1,049,990	$1,049,990	$1,574,995
Esther Lem	43,147	43,147	64,720	$849,996	$849,996	$1,274,984
Jenny Brandemuehl	43,147	43,147	64,720	$849,996	$849,996	$1,274,984
*PSUs (Target) represents approximately two-thirds of the total potential maximum grant size. As described below, in the first quarter of 2019, the compensation committee certified that, based on our financial performance in fiscal year 2018, 146.1% of the target amounts listed in the table above were earned by each NEO, and eligible to vest contingent upon time-based service conditions.

Fiscal Year 2018 Performance-Based Restricted Stock Units Payout

In February 2019, the compensation committee certified our financial performance in 2018 with respect to the 2018 PSU metrics. We achieved $254.0 million in Chegg Services Revenue, resulting in a payout percentage of 150% of Target of the 2018 Chegg Services Revenues performance goal and we achieved $83.3 million in adjusted EBITDA, resulting in an attainment of 142.1% of Target of the 2018 adjusted EBITDA performance goal. The weighted average of the percentage achieved for the two 2018 PSU metrics is 146.1% of Target. As noted above, our financial success in these key metrics has translated into significant value creation for our stockholders. As of December 31, 2018, our one-year stock price appreciation was 74% and our three-year stock appreciation was 322%, which ranked at the 100th and at the 88th percentiles, respectively, relative to our 2018 compensation peer group.

		Number of PSUs Earned
Named Executive Officer	Chegg Services Revenues (150.0% of Target)	Adjusted EBITDA (142.1% of Target)	Total Number of PSUs Earned (146.1% of Target)
Dan Rosensweig	123,732	117,231	240,963
Andrew Brown	49,493	46,890	96,383
Nathan Schultz	39,975	37,874	77,849
Michael Osier	39,975	37,874	77,849
Esther Lem	32,361	30,658	63,019
Jenny Brandemuehl	32,361	30,658	63,019

Other Programs and Policies

Benefits and Perquisites

Our executive officers participate in the same employee benefit and retirement programs that are generally provided to all other employees, including our 401(k) plan, employee stock purchase plan, health care plans, life insurance and other welfare benefit programs. We do not provide additional benefits or perquisites to our NEOs that are not made available to other employees.

Severance and Change-in-Control Arrangements

To enable us to attract talented executives, as well as ensure ongoing retention when considering potential corporate transactions that may create uncertainty as to future employment, we offer certain post-employment payments and benefits to certain NEOs. We have entered into offer letter agreements with Messrs. Rosensweig, Brown and Osier that provide cash severance benefits and for Messrs. Rosensweig and Brown equity award vesting acceleration in the event of certain terminations of employment both outside a change of control and in connection with a change of control (i.e., double-trigger severance protections). We do not provide tax gross-ups if an executive is subject to excise taxes as a result of severance or change of control benefits. A detailed description of the terms of the agreements can be found under the section titled “Termination and Change of Control Arrangements.”

Insider Trading and Hedging Policies

We have adopted a policy whereby our employees, officers and directors, members of their immediate families and others living in their households and associated entities (e.g. venture capital funds, partnerships, trusts, corporations), and consultants are prohibited from insider trading and hedging our securities. Under this policy, we prohibit any of the individuals from hedging or monetization transactions, such as zero cost collars and forward sale transactions, and transactions relating to the future price of our common stock, such as put or call options and short sales. Additionally, no individual may use Chegg securities as collateral in a margin account or pledge Chegg securities as collateral for a loan or modify an existing pledge unless the individual submits a request for pre-clearance to the Insider Trading Compliance Officer in advance.

Rule 10b5-1 Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. The adoption, amendment, termination and certain other actions with respect to Rule 10b5-1 plans must comply with the terms of our insider trading policy.

Compensation Recoupment (“Clawback”) Policy

In February 2019, we adopted a compensation recoupment, or “clawback,” policy that applies to our executive officers. Under this policy, in the event of a material restatement of financial results, the board of directors or compensation committee can recoup or require forfeiture of cash or equity award incentive payments in excess of any compensation that would have been earned by the executive officer based upon the restated financial results.

Executive and Director Stock Ownership Guidelines

In February 2019 and May 2018, respectively, we implemented stock ownership guidelines for our executive officers and non-employee members of our board of directors. These guidelines are intended to align the economic interests of our executive officers and non-employee members of our board of directors with our stockholders by requiring the executive officers and non-employee directors to acquire and maintain a meaningful ownership interest in our common stock. Executive officers and non-employee members of our board of directors are required to acquire and hold our common stock equal to a multiple of base salary or cash retainer, as applicable, within five years of the later of (i) the effective date of these stock ownership guidelines or (ii) commencement of employment service or Board service:

Position	Stock Ownership Requirement
CEO	Three times annual cash salary
Other Executive Officers	One times annual cash salary
Non-Employee Directors	One times annual cash retainer

As of December 31, 2018, all of our non-employee directors but one would have met the thresholds under the stock ownership guidelines if the thresholds were already required. If the stock ownership guidelines had been in place as of December 31, 2018, all of our executive officers would have met the thresholds if those were already required.

Accounting and Tax Considerations

Prior to its amendment by the Tax Cuts and Jobs Act (the “TCJA”), which was enacted December 22, 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), disallowed a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” under Section 162(m) (generally, such company’s chief executive officer and its three other highest paid executive officers other than its chief financial officer),with an exception to this deductibility limitation for performance-based compensation if certain requirements were met.

The TCJA generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for taxable years following December 31, 2017. The $1 million compensation limit was also expanded to apply to a public company's chief financial officer and to certain individuals who were covered employees in years other than the then-current taxable year. Although certain transition relief may apply with respect to compensation paid pursuant to certain contracts in effect as of November 2, 2017, ambiguities in the TCJA prevent the compensation committee from being able to definitively determine what compensation, if any, payable to the covered employees in excess of $1 million will be deductible in future years.

While our compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

We account for equity compensation paid to our employees under FASB ASC 718, which requires us to estimate and record an expense over the service period of the award. FASB ASC 718 also requires us to record cash compensation as an expense at the time the obligation is accrued.
Risk Considerations

The compensation committee has discussed the concept of risk as it relates to our compensation programs, including our executive compensation program, and the compensation committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. As described in further detail in this “Compensation Discussion and Analysis,” we structure our pay to consist of both fixed and variable compensation. In fiscal year 2018, the compensation committee and management considered whether our compensation programs for employees created incentives for employees to take excessive or unreasonable risks that could materially harm our company. The compensation committee believes that our compensation programs are typical for companies in our industry and that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in the following report of our compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, unless and only to the extent that we specifically incorporate it by reference.

The compensation committee oversees our compensation policies, plans and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Submitted by the Compensation Committee
John York, Chair
Marne Levine
Jeff Housenbold*

*Mr. Housenbold resigned from the board of directors effective as of April 11, 2019.

SUMMARY COMPENSATION TABLE

The following table provides information regarding all compensation awarded to, earned by or paid to our named executive officers for all services rendered in all capacities to us during fiscal years 2018, 2017 and 2016.

Name and Principal Position(1)	Year	Salary ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Dan Rosensweig	2018	986,667	8,124,969	5,871	9,117,507
President and Chief Executive Officer	2017	920,000	7,124,994	—	8,044,994
	2016	905,417	5,609,900	—	6,515,317
Andrew Brown	2018	586,667	3,249,968	6,000	3,842,635
Chief Financial Officer	2017	520,000	2,784,681	6,000	3,310,681
	2016	514,792	2,152,831	6,000	2,673,623
Nathan Schultz	2018	491,667	2,624,985	4,625	3,121,277
President of Learning Services	2017	446,120	2,226,553	4,500	2,677,173
	2016	419,100	1,568,750	4,500	1,992,350
Michael Osier	2018	491,667	2,624,985	—	3,116,652
Chief Information Officer and Chief Outcomes Officer	2017	446,120	2,226,553	—	2,672,673
	2016	419,100	1,568,750	—	1,987,850
Esther Lem	2018	398,333	2,124,980	6,125	2,529,438
Chief Marketing Officer	2017	390,000	1,781,246	6,000	2,177,246
	2016	383,207	1,255,000	—	1,638,207
Jenny Brandemuehl	2018	398,333	2,124,980	6,125	2,529,438
Chief People Officer	2017	383,333	1,781,246	6,000	2,170,579
	2016	338,333	1,999,500	6,000	2,343,833

(1)	Messrs. Schultz and Osier and Ms. Lem were not NEOs in 2016. Ms. Brandemuehl was not an NEO in 2017 but was an NEO in 2016.
(2)
The amounts reported in this column represent the aggregate grant date fair value of RSU and PSU awards granted under our 2013 Equity Incentive Plan, as computed in accordance with ASC 718. The grant date fair value was determined using the closing share price of our common stock on the date of grant. For fiscal year 2018, the amounts include PSUs, valued at the grant date based upon the probable outcome of the performance conditions. The aggregate grant date fair values of the PSUs in the table above reflect the maximum potential value of the PSUs (assuming the highest level of performance achievement) and were $4,874,982 for Mr. Rosensweig, $1,949,985 for Mr. Brown, $1,574,995 for Mr. Schultz, $1,574,995 for Mr. Osier, $1,274,984 for Ms. Lem, and $1,274,984 for Ms. Brandemuehl.

(3)	Represents our contributions to the account under our 401(k) plan with respect to each of Messrs. Rosensweig, Brown, Schultz and Mss. Lem and Brandemuehl.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding grants of plan-based awards to each of our NEOs during fiscal year 2018.

	Grant Date	Board Approval Date	Award Type	Estimated Possible Payout Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Market Value of Shares that Have Not Vested ($)(3)
Name				Threshold (#)	Target (#)	Maximum (#)
Dan Rosensweig	3/01/2018	2/9/2018	PSU	81,662	164,974	247,461	—	4,874,982
	3/01/2018	12/13/2017	RSU	—	—	—	164,974	3,249,988
Andrew Brown	3/01/2018	2/9/2018	PSU	32,664	65,989	98,984	—	1,949,985
	3/01/2018	12/13/2017	RSU	—	—	—	65,989	1,299,983
Nathan Schultz	3/01/2018	2/9/2018	PSU	26,383	53,299	79,949	—	1,574,995
	3/01/2018	12/13/2017	RSU	—	—	—	53,299	1,049,990
Michael Osier	3/01/2018	2/9/2018	PSU	26,383	53,299	79,949	—	1,574,995
	3/01/2018	12/13/2018	RSU	—	—	—	53,299	1,049,999
Esther Lem	3/01/2018	2/9/2018	PSU	21,357	43,147	64,720	—	1,274,984
	3/01/2018	12/13/2017	RSU	—	—	—	43,147	849,996
Jenny Brandemuehl	3/01/2018	2/9/2018	PSU	21,357	43,147	64,720	—	1,274,984
	3/01/2018	12/13/2017	RSU	—	—	—	43,147	849,996

(1)
Upon the achievement by December 31, 2018 of certain company performance metric measurements approved by the compensation committee as described under the heading “-Elements of Fiscal Year Compensation-Equity Incentive Compensation-Performance-Based Restricted Stock Units,” the RSUs earned (if any) with respect to each performance metric vested as to one-third on March 1, 2019, and shall vest as to one-third on the one year anniversary of the initial determined vesting date, and the remaining one-third shall vest on the two-year anniversary of the initial determined vesting date, subject in each case to the applicable officer’s continued service up to and through the applicable vesting dates.

(2)
One-third of the shares shall vest, or have vested, annually on each anniversary of the vesting commencement date of March 1, 2018 (e.g., March 1, 2019, March 1, 2020, and March 1, 2021). The vesting is subject to continued service through each vesting date.

(3)
Reflects the grant date fair value of each equity award at the maximum performance level computed in accordance with ASC Topic 718 and described in footnote 2 to the Summary Compensation Table. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2018. These amounts may not correspond to the actual value that may be realized by the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information with respect to outstanding equity awards as of December 31, 2018 with respect to our named executive officers.

		Option Awards				Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options		Exercise Price ($)	Expiration Date	Number of Shares that Have Not Vested (#)	Market Value of Shares that Have Not Vested ($)(2)
Name		Exercisable (#)	Unexercisable (#)
Dan Rosensweig	3/17/2011(3)	68,251	—	7.88	2/3/2020
	11/7/2012	717,596	—	6.92	11/6/2022
	11/12/2013	314,407	—	12.50	11/11/2023
	11/12/2013	666,666	—	12.50	11/11/2023
	2/23/2016(4)					250,000	7,105,000

	3/14/2016(5)					375,000	10,657,500
	3/1/2017(6)					232,844	6,617,426
	3/1/2017(7)					349,265	9,926,111
	3/1/2018(8)					164,974	4,688,561
	3/1/2018(9)					247,461	7,032,842
Andrew Brown	11/2/2011	202,318	—	7.88	11/1/2021
	11/12/2013	77,088	—	12.50	11/11/2023
	11/12/2013	266,666	—	12.50	11/11/2023
	2/23/2016(10)					97,708	2,776,861
	3/14/2016(5)					146,563	4,165,320
	3/1/2017(6)					91,004	2,586,334
	3/1/2017(7)					136,504	3,879,444
	3/1/2018(8)					65,989	1,875,407
	3/1/2018(9)					98,984	2,813,125
Nathan Schultz	5/16/2012	100,000	—	7.88	5/15/2022
	11/12/2013	47,376	—	12.50	11/11/2023
	11/12/2013	200,000	—	12.50	11/11/2023
	2/23/2016(11)					78,125	2,220,313
	3/14/2016(5)					117,188	3,330,483
	3/1/2017(12)					72,764	2,067,953
	3/1/2017(7)					109,145	3,101,901
	3/1/2018(13)					53,299	1,514,758
	3/1/2018(9)					79,949	2,272,151
Michael Osier	2/23/2016(11)					78,125	2,220,313
	3/14/2016(5)					117,188	3,330,483
	3/1/2017(12)					72,764	2,067,953
	3/1/2017(7)					109,145	3,101,901
	3/1/2018(13)					53,299	1,514,758
	3/1/2018(9)					79,949	2,272,151
Esther Lem	2/9/2011	150,000	—	7.88	2/8/2021
	11/7/2012	53,333	—	6.92	11/6/2022
	11/12/2013	29,309	—	12.50	11/11/2023
	11/12/2013	133,333	—	12.50	11/11/2023
	2/23/2016(11)					62,500	1,776,250
	3/14/2016(5)					93,750	2,664,375
	3/1/2017(12)					58,211	1,654,357
	3/1/2017(7)					87,316	2,481,521
	3/1/2018(13)					43,147	1,226,238
	3/1/2018(9)					64,720	1,839,342
Jenny Brandemuehl	2/28/2013	107,583	—	7.64	2/27/2023
	3/1/2016(14)					25,000	710,500
	8/1/2016(15)					100,000	2,842,000
	3/1/2017(12)					58,211	1,654,357
	3/1/2017(7)					87,316	2,481,521
	3/1/2018(13)					43,147	1,226,238
	3/1/2018(9)					64,720	1,839,342

(1)
All of the outstanding equity awards granted prior to November 12, 2013 were granted under our 2005 Stock Incentive Plan. All of the outstanding equity awards granted on or after November 12, 2013 were granted under our 2013 Equity Incentive Plan.

(2)	The market price for our common stock is based on the closing price per share of our common stock as listed on the New York Stock Exchange on December 31, 2018 of $28.42.
(3)
Includes 68,251 shares subject to stock options transferred as a gift to Daniel Lee Rosensweig and Linda Rosensweig Co-Trustees of the Rosensweig 2012 Irrevocable Children’s Trust u/a/d 11/6/2012 on November 8, 2013.

(4)	The award of RSUs vested with respect to 170,000 RSUs on October 1, 2016, 50% of the remaining RSUs vested on February 23, 2018, and the remaining 50% of the awarded RSUs vested on February 23, 2019.
(5)
The shares subject to the PSU award were earned only upon achievement by December 31, 2016 of company performance metrics consisting of Chegg Services Revenue and adjusted EBITDA as approved by the Compensation Committee. The Compensation Committee determined that the weighted average percentage of 54.8% of the measurements had been achieved, therefore a weighted average of 54.8% of the shares subject to the PSU award were allocable. 50% of the allocated shares vested on March 15, 2018 and the remaining 50% of the allocated shares vested on March 15, 2019.

(6)
One-third of the shares vested, or shall vest, annually on each anniversary of the vesting commencement date, with vesting dates on March 1, 2018, March 1, 2019 and the remaining vested date scheduled for March 1, 2020. The vesting is subject to continued service through each vesting date and acceleration as described in “—Termination and Change of Control Arrangements” below.

(7)
The shares subject to the PSU award were earned only upon achievement by December 31, 2017 of company performance metrics consisting of Chegg Services Revenue and adjusted EBITDA as approved by the Compensation Committee. The Compensation Committee determined that the weighted average percentage of 100% (i.e., 150% of Target) of the measurements had been achieved, therefore a weighted average of 100% (i.e., 150% of Target) of the shares subject to the PSU award were allocable. 1/3rd of the allocated shares vested on March 1, 2018, 1/3rd of the allocated shares vested on March 1, 2019, and the remaining 1/3rd of the allocated shares are scheduled to vest on March 1, 2020, subject to the officer's continued service up to and through the vesting date.

(8)
One-third of the shares vested, or shall vest, annually on each anniversary of the vesting commencement date, with a vesting date on March 1, 2019 and the remaining vested dates scheduled for March 1, 2020 and March 1, 2021. The vesting is subject to continued service through each vesting date and acceleration as described in “—Termination and Change of Control Arrangements” below.

(9)
The shares subject to the PSU award were earned only upon achievement by December 31, 2018 of company performance metrics consisting of Chegg Services Revenue and adjusted EBITDA as approved by the Compensation Committee. The Compensation Committee determined that the weighted average percentage of 97.4% (i.e., 146.1% of Target) of the measurements had been achieved, therefore a weighted average of 97.4% (i.e., 146.1% of Target) of the shares subject to the PSU award were allocable. 1/3rd of the allocated shares vested on March 1, 2019, 1/3rd of the allocated shares are scheduled to vest on March 1, 2020, and the remaining 1/3rd of the allocated shares are scheduled to vest on March 1, 2021, subject in each case to the officer's continued service up to and through the applicable vesting date.

(10)	The award of RSUs vested in respect to 55,000 RSUs on October 1, 2016, 50% of the remaining RSUs vested on February 23, 2018, and the remaining RSUs vested on February 23, 2019.
(11)	The award of RSUs vested with respect to 50% of the shares on February 23, 2018 and the remaining 50% of the shares on February 23, 2019.
(12)
One-third of the shares vested, or shall vest, annually on each anniversary of the vesting commencement date, with vesting dates of March 1, 2018 and March 1, 2019 and the remaining vesting date scheduled for March 1, 2020. The vesting is subject to continued service through each vesting date.

(13)
One-third of the shares vested, or shall vest, annually on each anniversary of the vesting commencement date, with a vesting date of March 1, 2019 and the remaining vesting dates scheduled for March 1, 2020 and March 1, 2021. The vesting is subject to continued service through each vesting date.

(14)	One-third of the shares vested annually on each anniversary of the vesting commencement date, with vesting dates on March 1, 2017, March 1, 2018 and March 1, 2019.
(15)	One-third of the shares vested annually on each anniversary of the vesting commencement date, with vesting dates on August 12, 2017, August 12, 2018 and August 12, 2019.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents information concerning the aggregate number of shares of our common stock for which options were exercised during fiscal year 2018 for each of the NEOs. In addition, the table presents information on shares of our common stock that were acquired upon the vesting of stock awards during 2018 for each of the NEOs on an aggregated basis.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting ($)(3)
Name
Dan Rosensweig	1,265,082	24,515,462	746,664	15,291,229
Andrew Brown	278,952	5,182,080	291,819	5,976,277
Nathan Schultz	66,666	903,658	233,331	4,778,478
Michael Osier	353,813	4,013,276	233,331	4,778,478
Esther Lem	—	—	186,665	3,822,786
Jenny Brandemuehl	92,417	1,746,014	197,763	4,876,931

(1)
The value realized on the shares acquired is the fair market value of the shares on the date of exercise, which was the closing price of our common stock on such date as traded on the New York Stock Exchange (“NYSE”), less the exercise price for the stock option award.

(2)	Amounts reflect the vesting of RSUs and PSUs.
(3)	The value realized on the shares acquired is the fair market value of the shares on the date of vesting, which was the closing price of our common stock on such date as traded on the NYSE.

TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

To enable us to attract talented executives, as well as to ensure ongoing retention when considering potential corporate transactions that may create uncertainty as to future employment, we offer certain post-employment payments and benefits to our NEOs.

Pursuant to the offer letters we entered into with Messrs. Rosensweig, Brown and Osier, we have agreed to make certain payments upon their termination or resignation, or upon such terminations in connection with a change of control of our company. We have not entered into any termination and change of control arrangements with Mr. Schultz or Mss. Brandemuehl and Lem.

These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these severance arrangements, and to mitigate a potential disincentive to consideration and execution of an acquisition, particularly where the services of these executive officers may not be required by the acquirer. We also believe that entering into these arrangements will help our executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change of control of the company.

Dan Rosensweig

We entered into an offer letter agreement with Mr. Rosensweig, our President, Chief Executive Officer and Co-Chairperson, on December 3, 2009. The offer letter provides for at-will employment and has no specific term. Pursuant to Mr. Rosensweig’s offer letter, in the event we terminate Mr. Rosensweig’s employment without “cause” or he resigns from his employment with us for “good reason” (each as defined below), then we will pay Mr. Rosensweig (i) a lump sum payment equal to 12 months of his then-current annual salary and (ii) his monthly insurance premiums, until the earlier of 12 months following his termination or resignation or the date upon which he commences full-time employment or consulting services with another company and is eligible for participation in any health insurance program provided by such company. Additionally, pursuant to his offer letter agreement and his RSU agreements with us, Mr. Rosensweig will be entitled to immediate vesting of 25% of his then-unvested stock options and 25% of his then-unvested RSUs. Mr. Rosensweig will also have a period of up to 24 months from the effective date of his termination or resignation to exercise all options that were vested as of his termination date. These benefits are subject to Mr. Rosensweig releasing us from all claims, resigning from our Board and returning all of our property to us.

Additionally, if Mr. Rosensweig is terminated without “cause” or he resigns from his employment with us for “good reason” within 12 months following a “change of control” of our company (as defined below), we will pay Mr. Rosensweig (i) a lump sum payment equal to 12 months of his then-current annual salary and (ii) his monthly insurance premiums, until the earlier of 12 months following his termination or resignation or the date upon which he commences full time employment or consulting services with another company and is eligible for participation in any health insurance program provided by such company. Additionally, pursuant to his offer letter and his RSU agreements with us, Mr. Rosensweig will be entitled to immediate vesting of 100% of his then-unvested stock options and 100% of his then-unvested RSUs. Mr. Rosensweig will have a period of up to 24 months from the effective date of his termination or resignation to exercise all options that were vested as of the date of his termination. These benefits are subject to Mr. Rosensweig releasing us from all claims.

Andrew Brown

We entered into an offer letter agreement with Mr. Brown, our Chief Financial Officer, on October 2, 2011. The offer letter provides for at-will employment and has no specific term. Pursuant to Mr. Brown’s offer letter, in the event we terminate Mr. Brown's employment without “cause” or he resigns from his employment with us for “good reason,” (each as defined below) then we will pay Mr. Brown a lump sum payment equal to 12 months of his then-current annual salary and his monthly insurance premiums, until the earlier of 12 months following his termination or resignation or the date upon which he commences full-time employment or consulting services with another company and is eligible for participation in any health insurance program provided by such company. Additionally, Mr. Brown will be entitled to immediate vesting of 50% of his then-unvested stock options and 50% of his then-unvested RSUs. These benefits are subject to Mr. Brown releasing us from all claims and returning all of our property to us.
Additionally, if Mr. Brown is terminated without “cause” or he resigns from his employment with us for “good reason” within 12 months following a “change of control” (as defined below) of our company, Mr. Brown will be entitled to immediate vesting of 50% of his then-unvested stock options and 50% of his then-unvested RSUs. These benefits are subject to Mr. Brown releasing us from all claims.

Michael Osier

We entered into an offer letter agreement with Mr. Osier, our Chief Information Officer and Chief Outcomes Officer who initially served as our VP or Operations and IT, on September 9, 2009. The offer letter provides for at-will employment and has no specific term.

Pursuant to Mr. Osier’s offer letter, if Mr. Osier is “involuntarily terminated” by the Company for reasons other than “cause”, he will be entitled to a cash payment equal to six months of his then-current annual salary.

“Cause,” “Change of Control,” “Good Reason” and “Involuntary Termination” Definitions
For purposes of this section, “cause” means a determination by our board of directors that employment is terminated because of (i) a failure or refusal to comply in any material respect with lawful policies, standards or regulations of our company within 30 days after written notice to of such violations and/or failure to comply; (ii) a material violation of a federal or state law or regulation applicable to our business; (iii) a conviction or plea of no contest to a felony or other crime of moral turpitude under the laws of the United States or any state; (iv) fraud or material misappropriation of property belonging to us or our affiliates; (v) a material breach of the terms of any confidentiality, invention assignment or proprietary information agreement with us or with a former employer and failure to correct or cure such material breach within thirty days after written notice of such breach; or (vi) material misconduct or gross negligence in connection with the performance of duties.

For purposes of this section, “change of control” means (i) a merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than 50% of the voting power of all of our equity would be transferred by the holders our outstanding shares (excluding a reincorporation to effect a change in domicile); (ii) a sale of all or substantially all of our assets; or (iii) any other transaction or series of transactions (other than capital raising transactions) in which our stockholders immediately prior to such transaction or transactions own immediately after such transaction less than 50% of the voting equity securities of the surviving corporation or its parent.

For purposes of this section, “good reason” occurs upon (i) removal from the executive’s current position (Chief Executive Officer or no longer reporting directly to our Board for Mr. Rosensweig; Chief Financial Officer for Mr. Brown), (ii) any material change or reduction in duties in the executive’s current position or assignment to duties inconsistent with such position, responsibilities, authority or status, (iii) reduction of then-current annual base compensation (other than a similar reduction that applies to our other senior executives), or (iv) relocation to a primary work location more than 50 miles from our principal office in Santa Clara, California.

For purposes of this section, an “involuntary termination” means involuntary discharge for reasons other than (i) unauthorized use or disclosure of our confidential information or trade secrets, which use or disclosure causes material harm to us, (ii) material breach of any agreement with us, (iii) material failure to comply with our written policies or rules, (iv) conviction of, or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state, (v) gross misconduct, (vi) continuing failure to perform reasonable assigned duties after receiving written notification of the failure from the hiring manager or (vii) failure to cooperate in good faith with a governmental or internal investigation of our company or our directions, officer or employees, if we have requested cooperation.

Estimated Payments and Benefits as of December 31, 2018

The following table sets forth the estimated payments and benefits that would be received by each of the NEOs upon a change of control of Chegg, upon a termination of employment without cause or following a resignation for good reason, or in the event of a termination of employment without cause or following a resignation for good reason in connection with a change of control in Chegg. This table reflects amounts payable to each NEO assuming that his or her employment was terminated on December 31, 2018, and the change of control of Chegg also occurred on that date. The closing market price per share of our common stock on the NYSE on December 31, 2018, was $28.42.

	Termination of Employment No Change of Control				Termination of Employment Change of Control
Named Executive Officer	Severance Payment ($)	Medical Benefits Continuation ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Total ($)	Severance Payment ($)	Medical Benefits Continuation ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Total ($)
Dan Rosensweig	1,000,000	31,229	4,602,747	5,633,976	1,000,000	31,229	18,410,988	19,442,217
Andrew Brown	600,000	18,863	3,619,301	4,238,164	600,000	18,863	3,619,301	4,238,164
Nathan Schultz	—	—	—	—	—	—	—	—
Michael Osier	250,000	—	—	250,000	250,000	—	—	250,000
Esther Lem	—	—	—	—	—	—	—	—
Jenny Brandemuehl	—	—	—	—	—	—	—	—

(1)	The amounts reported represent costs for COBRA.
(2)
The value of the accelerated vesting of unvested equity awards has been calculated based on the closing market price of our common stock on the NYSE on December 31, 2018, which was $28.42 per share. All outstanding stock options are fully vested and not included in the total.

Chief Executive Officer Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (“Item 402(u)”), we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee. As disclosed in the Summary Compensation Table, the 2018 annual total compensation for our chief executive officer was $9,117,507. The median of the 2018 annual total compensation for all our employees was $71,982. Accordingly, our ratio of the 2018 annual total compensation of our chief executive officer to the median of the 2018 annual total compensation of all our employees (excluding our chief executive officer) is 127 to 1. We believe this ratio, which was calculated in a manner consistent with Item 402(u), to be a reasonable estimate, based upon the assumptions and adjustments described below.

Identifying the Median Employee. We identified our median employee, taking into account all individuals, excluding our chief executive officer, who were employed by us on a worldwide basis as of December 31, 2018 (the “employee population determination date”), whether employed on a full-time, part-time, seasonal or temporary basis, including employees on a partial year leave of absence. We did not include any contractors or other non-employee workers in our employee population.

Compensation Measures and Methodology. To identify our median employee, we chose to use a consistently-applied compensation measure, which we selected as base salary or wages paid to each of our employees for the 12-month period from January 1, 2018 and December 31, 2018. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect on December 31, 2018. For permanent employees hired during 2018, we annualized their base salary or wages as if they had been employed for the entire measurement period. We did not make any cost-of-living adjustments for employees outside of the United States.

Using this methodology, we identified the individual at the median of our employee population, who was an employee based in the United States. We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the Summary Compensation Table as set forth in this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2018 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2005 Stock Incentive Plan (the “2005 Plan”), the 2013 Equity Incentive Plan (the “2013 Plan”) and the 2013 Employee Stock Purchase Plan (the “2013 ESPP”). The table does not include information with respect to shares of our common stock subject to outstanding options or other equity awards granted under equity compensation plans or arrangements assumed by us in connection with our acquisition of the companies that originally granted those awards.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	15,578,303(1)	$9.40(2)	23,648,778(3)
Equity compensation plans not approved by security holders(4)	—	—	—

(1)	Excludes purchase rights accruing under the 2013 ESPP and includes 10,804,808 shares subject to outstanding RSUs.
(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to RSUs have no exercise price.
(3)
Consists of 16,955,417 shares available for issuance under the 2013 Plan and 6,693,361 shares available for issuance under the 2013 ESPP.

The number of shares reserved for issuance under the 2013 Plan will increase automatically on the first day of January of each of the first ten calendar years during the term of the plan by a number of shares of common stock equal to the lesser of (i) 5% of the total outstanding shares our common stock as of the immediately preceding December 31st or (ii) a number of shares determined by our board of directors.

The number of shares reserved for issuance under our 2013 ESPP will increase automatically on January 1st of each of the first ten calendar years following the first offering date by the number of shares equal to the lesser of (i) 1% of the total outstanding shares of our common stock as of the immediately preceding December 31st (rounded to the nearest whole share) or (ii) a number of shares determined by our board of directors.

Pursuant to the terms of our 2013 Plan and 2013 ESPP, an additional 5,775,020 shares and 1,155,004 shares were added to the number of shares reserved for issuance under each plan, respectively, effective January 1, 2019.

(4)
Excludes information for options and other equity awards assumed by us in connection with mergers and acquisitions and warrants issued by us in connection with financing transactions. As of December 31, 2018, a total of 2,986 shares of our common stock were issuable upon exercise of outstanding options assumed. The weighted average exercise price of those outstanding options was $3.79 per share. No additional equity awards may be granted under any equity compensation plans or arrangements assumed by us in connection with mergers and acquisitions.

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS

Other than the compensation arrangements, including employment, termination of employment and change of control arrangements and indemnification arrangements, discussed, when required, above in the section entitled “Executive Compensation,” since January 1, 2018, we have not been a party to any transaction or series of similar transactions in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties

Our related-party transactions policy requires approval of transactions to which we are a party and in which an officer, director, nominee for director, stockholder beneficially owning more than five percent of our outstanding capital stock or an immediate family member of such person has a material interest. Any transaction that we intend to undertake with such persons, irrespective of the amounts involved (unless such transaction is subject to standing pre-approval as provided under the policy or pursuant to a resolution adopted by our compensation committee), will be submitted to our ethics counselor for his or her determination of what approvals are required under the related-party transactions policy. The ethics counselor will refer to the chair of our audit committee (or another member of our audit committee if the chair is a party to the transaction) any such transaction for review. In the event our ethics counselor becomes aware of a transaction with a related person that has not been previously approved or previously ratified under the related-party transactions policy that required such approval, it will be submitted promptly to the chair or other member of our audit committee for review. Based on the conclusions reached, the chair or other member of our audit committee will evaluate all options, including but not limited to ratification, amendment or termination of the transaction with the related person.

In approving or rejecting the proposed transaction, the chair or other member of our audit committee will consider the relevant and available facts and circumstances, including such facts as (i) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated; (ii) the terms of the transaction; and (iii) any other relevant information and considerations with respect to the proposed transaction. The chair or other member of our audit committee will approve only those transactions with related persons that, in light of known circumstances, are in or are not inconsistent with, the best interests of our company and our stockholders, as such chair or other member of our audit committee determines in the good faith exercise of his or her discretion.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Chegg’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Chegg under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that Chegg specifically incorporates it by reference.

The Audit Committee has reviewed and discussed with Chegg’s management and Deloitte & Touche LLP the audited consolidated financial statements of Chegg as of and for the year ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from Chegg.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Chegg’s annual report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
Reneé Budig, Chair
Richard Sarnoff
Ted Schlein

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at the Next Annual Meeting

Chegg’s bylaws provide that, for stockholder nominations to the board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Chegg, Inc., 3990 Freedom Circle, Santa Clara, California 95054, Attn: Corporate Secretary.

To be timely for the 2020 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Chegg not earlier than 5:00 p.m. Pacific Time on February 21, 2020 and not later than 5:00 p.m. Pacific Time on March 22, 2020. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Chegg’s bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Chegg’s 2020 annual meeting must be received by us no later than December 28, 2019 in order to be considered for inclusion in Chegg’s proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Chegg’s directors, executive officers and any persons who own more than 10% of Chegg’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Chegg with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Chegg and written representations from the directors and executive officers, Chegg believes that all Section 16(a) filing requirements were timely met in 2018 with the exception of the following:

•A late Form 4 report was filed for Reneé Budig on July 17, 2018 to report the grant of an RSU award covering 6,214 shares of common stock on June 7, 2018;
•A late Form 4 report was filed for Jeffrey Housenbold on July 17, 2018 to report the grant of an RSU award covering 6,214 shares of common stock on June 7, 2018;
•A late Form 4 report was filed for Marne Levine on July 17, 2018 to report the grant of an RSU award covering 6,214 shares of common stock on June 7, 2018;
•A late Form 4 report was filed for Richard Sarnoff on July 17, 2018 to report the grant of an RSU award covering 6,214 shares of common stock on June 7, 2018;
•A late Form 4 report was filed for Ted Schlein on July 17, 2018 to report the grant of an RSU award covering 6,214 shares of common stock on June 7, 2018;
•A late Form 4 report was filed for John York on July 17, 2018 to report the grant of an RSU award covering 6,214 shares of common stock on June 7, 2018; and
•A late Form 4 report was filed for Andy Brown on December 15, 2018 to report an additional 1,100 shares acquired and disposed of pursuant to a same-day option exercise and sale transaction on December 12, 2018.

Available Information

Chegg will mail without charge, upon written request, a copy of Chegg’s annual report on Form 10-K for the year ended December 31, 2018, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations
Chegg, Inc.
3990 Freedom Circle
Santa Clara, California 95054

The Annual Report is also available at http://investor.chegg.com.

“Householding” - Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Chegg will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call Chegg’s Investor Relations department at 3990 Freedom Circle, Santa Clara, California 95054, Attn: Investor Relations, telephone number (408) 855-5735.

Any stockholders who share the same address and currently receive multiple copies of Chegg’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their broker to request information about householding or Chegg’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the meeting and, so far as is known to our board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

APPENDIX A

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA

We believe that certain non-GAAP financial measures, including adjusted EBITDA, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding items that may not be indicative of our core business, operating results or future outlook. Our management uses these non-GAAP financial measures in assessing our operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors' overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of our performance to prior periods. The presentation of additional information is not meant to be considered in isolation or as a substitute for or superior to net income (loss) determined in accordance with GAAP. Management strongly encourages stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following is a reconciliation of net loss to EBITDA and adjusted EBITDA for the year ended December 31, 2018 (in thousands, unaudited):

Years Ended December 31,
2018
Net income (loss)	$(14,888)
Interest expense, net	11,225
(Benefit from) provision for income taxes	1,430
Depreciation and amortization expense	22,805
EBITDA	20,572
Share-based compensation expense	52,030
Other income, net	(3,987)
Restructuring charges	589
Acquisition-related compensation costs	14,096
Adjusted EBITDA	$83,300

0

CHEGG, INC.

Proxy for Annual Meeting of Stockholders on June 5, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Dan Rosensweig and Andrew Brown as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Chegg, Inc. held of record by the undersigned at the close of business on April 8, 2019 at the Annual Meeting of Stockholders to be held June 5, 2019 at 10:30 a.m. Pacific Time at 3990 Freedom Circle, Santa Clara, California 95054, and at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

CHEGG, INC.

June 5, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18637

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

10130300000000000000 6 060519

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR NOMINEE" THE ELECTION OF DIRECTOR, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of class III director:

NOMINEE:
John York

☐ FOR NOMINEE

☐ WITHHOLD AUTHORITY FOR NOMINEE

	FOR	AGAINST	ABSTAIN
2. To approve the non-binding advisory vote on executive compensation for the year ended December 31, 2018.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. **If no direction is made, this proxy will be voted "FOR NOMINEE" in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.